CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated January 20, 2009 on General Government Securities Money Market Funds, Inc. (comprising, respectively, General Government Securities Money Market Fund and General Treasury Prime Money Market Fund) for the fiscal year ended November 30, 2008 which are incorporated by reference in this Registration Statement (Form N-1A No. 2-77207 and 811-3456) of General Government Securities Money Market Funds, Inc.

ERNST&YOUNGLLP

New York, New York March 23, 2009